Exhibit 8.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 1251 Avenue of the Americas 49th Floor New York, New York 10020-1104

212.508.6100 Office 212.508.6010 Fax bgllp.com

November 12, 2015

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel to Prosperity Bancshares, Inc., a Texas corporation and financial holding company and registered bank holding company (“Prosperity”), in connection with the merger of Tradition Bancshares, Inc., a Texas corporation and registered bank holding company (the “Company”), with and into Prosperity with Prosperity as the surviving entity (the “Merger”) pursuant to the terms of the Agreement and Plan of Reorganization dated as of August 5, 2015, by and between Prosperity and the Company (the “Merger Agreement”). At your request, and in connection with the filing of a registration statement on Form S-4 (as may be amended from time to time, and including the proxy statement contained therein, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), we are rendering our opinion concerning certain U.S. federal income tax matters.

In preparing our opinion, we have examined the Merger Agreement and the Registration Statement. In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion. Our opinion is also based on (i) the accuracy of the representations, statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement and we have assumed that such representations, statements and facts will be accurate and complete as of the closing date of the Merger (as if made as of such time), (ii) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, and (iii) representations made by you and the Company with respect to certain factual matters, including the representations set forth in officer’s certificates from you and the Company, and we have assumed that such representations will be accurate and complete as of the closing date of the Merger (as if made as of such time).

Based on the foregoing, we are of the opinion that, for United States federal income tax purposes: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and (ii) Prosperity and the Company will each be a “party to the

Prosperity Bancshares, Inc.

November 12, 2015

reorganization” within the meaning of Section 368(b) of the Code. In addition, we hereby confirm our opinion set forth under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, subject to the limitations and qualifications stated therein and herein.

Our opinion is based on the Internal Revenue Code of 1986 (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to our firm and this opinion contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP